EXHIBIT 99.1

LIBERTY GLOBAL ANNOUNCES $200 MILLION STOCK
REPURCHASE PROGRAM

Denver, Colorado — June 20, 2005: Liberty Global, Inc. (Liberty Global) (Nasdaq: LBTYA, LBTYB) today announced the authorization of a stock repurchase program. Under the program, Liberty Global may acquire from time to time up to $200 million in Liberty Global Series A common stock, par value $.01 per share.

John Malone, Chairman of the Board, stated, “This repurchase program demonstrates our commitment to driving the value and liquidity of our shares.”

Mike Fries, President and CEO of Liberty Global, commented, “This stock repurchase program, together with the payment of the cash consideration to stockholders in the UGC merger, amounts to approximately $900 million. That represents a significant investment in our stock. And we still have ample liquidity, consisting primarily of cash on hand and debt capacity under our credit lines, to pursue our acquisition strategy. In addition, we will continue to look for opportunities to monetize non-core investment positions and assets, with a view towards reinvesting these proceeds in higher return opportunities, including acquisitions and/or stock repurchases.”

The stock repurchase program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions such as sales of puts, or purchases and sales of calls, on outstanding shares of Liberty Global Series A common stock. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions. The program may be suspended or discontinued at any time.

About Liberty Global, Inc.

Liberty Global owns interests primarily in broadband distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, Liberty Global is one of the largest cable television operators in terms of subscribers outside the United States. Based on the Company’s operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

Forward-Looking Statements

Except for historical information contained herein, this press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the timing and amount of actual purchases under the Company’s stock repurchase plan, the Company’s expectations about its liquidity and acquisition strategy and the Company’s plans to monetize certain assets. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general market conditions, the trading price of Liberty Global Series A common stock, the continued use by subscribers and potential subscribers of Liberty Global’s services, changes in the technology and competition, the Company’s ability to continue generating cash at historic levels, the availability of and competition for attractive acquisition targets, and the ability to secure buyers for the Company’s non-core and underperforming assets, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. Liberty Global expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Liberty Global Contacts

Richard S.L. Abbott	Bert Holtkamp
Investor Relations — Denver	Corporate Communications
(303) 220-6682	+31 20 778 9447

Christopher Noyes	Robert Lenterman
Investor Relations — Denver	Investor Relations — Europe
(303) 220-6693	+31 20 778 9901

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